* As filed with the Securities and Exchange Commission on February 9, 2012
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHORETEL, INC.
(Exact name of the Registrant as specified in its charter)

Delaware	77-0443568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

960 Stewart Drive
Sunnyvale, California 94085
(Address of principal executive offices, including zip code)

2007 Equity Incentive Plan
2007 Employee Stock Purchase Plan
 (Full titles of the plans)

Peter Blackmore
 President and Chief Executive Officer
ShoreTel, Inc.
960 Stewart Drive
Sunnyvale, California 94085
(408) 331-3300
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
Dennis DeBroeck, Esq.
Jeffrey R. Vetter, Esq.
Fenwick & West LLP
Silicon Valley Center
801 California St.
Mountain View, California 94041
 (650) 988-8500
(Counsel to the Registrant)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,407,164 (2)	$ 5.49	$ 13,215,330.36(4)	$ 1,514.48
Common Stock, $0.001 par value	481,433(3)	$ 5.49	$ 2,243,477.78 (4)	$ 257.10
Total	2,888,597			$ 1,771.58

(1)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents shares reserved on January 1, 2012 for issuance for awards that may be granted under the 2007 Equity Incentive Plan.  Shares issuable upon exercise of the options granted under the 2007 Equity Incentive Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 3, 2007 (Registration No. 333-144338).

(3)
Represents shares reserved on January 1, 2012 for issuance upon the exercise of purchase rights that may be granted under the 2007 Employee Stock Purchase Plan. Shares issuable upon exercise of the options granted under the 2007 Employee Stock Purchase Plan were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on July 3, 2007 (Registration No. 333-144338).

(4)
Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and based on $5.49, the average of the high and low sales price reported on the NASDAQ Global Market on February 6, 2012.  In the case of the 2007 Employee Stock Purchase Plan, this amount is multiplied by 85%, which amount is the percentage of the price per share applicable to purchases under the 2007 Employee Stock Purchase Plan.

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 registers an aggregate of 2,407,164 additional shares of common stock reserved on January 1, 2012 for issuance for awards granted under the Registrant’s 2007 Equity Incentive Plan and 481,433 shares for issuance under the Registrant’s 2007 Employee Stock Purchase Plan, pursuant to the terms of each such plan.  This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on July 3, 2007 (Registration No. 333-144338).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, ShoreTel, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 9th day of February 2012.

SHORETEL, INC.

By:	/s/ Michael E. Healy
Michael E. Healy
Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Ava M. Hahn and Michael E. Healy, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter Blackmore	President, Chief Executive Officer,	February 9, 2012
Peter Blackmore	and a Director (Principal Executive Officer)

/s/Michael E. Healy	Chief Financial Officer	February 9, 2012
Michael E. Healy	(Principal Financial Officer and Principal Accounting Officer)

/s/Gary J. Daichendt	Chairman of the Board	February 9, 2012
Gary J. Daichendt

/s/Mark F. Bregman	Director	February 9, 2012
Mark F. Bregman

/s/ Kenneth D. Denman	Director	February 9, 2012
Kenneth D. Denman

/s/Michael Gregoire	Director	February 9, 2012
Michael Gregoire

/s/ Charles D. Kissner	Director	February 9, 2012
Charles D. Kissner

/s/Edward F. Thompson	Director	February 9, 2012
Edward F. Thompson

Exhibit Index

		Incorporated By Reference
Exhibit No.	Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith

4.01	Third Restated Certificate of Incorporation of the Registrant	10-K	001-33506	9-27-07	3.1

4.02	Second Amended and Restated Bylaws of the Registrant	10-K	001-33506	9-27-07	3.2

4.03	Form of Registrant’s Common Stock certificate	S-1/A	333-140630	6-25-07	4.1

4.04	Registrant’s 2007 Equity Incentive Plan.	S-1	333-140630	2-12-07	10.3

4.05	Registrant’s 2007 Employee Stock Purchase Plan.	S-1	333-140630	2-12-07	10.4

5.01	Opinion of Fenwick & West LLP					X

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)					X

23.02	Consent of Independent Registered Public Accounting Firm.					X

24.1	Power of Attorney (See page II-3).					X